Sierra Pacific Receives Approval from Nevada PUC To Build 514-Megawatt Power Plant
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Reno, Nevada — Sierra Pacific Power Company, a subsidiary of Sierra Pacific Resources (NYSE:SRP), today received approval from the Public Utilities Commission of Nevada (PUCN) to move forward on construction of a new 514-megawatt, combined cycle natural gas power plant at its Tracy Generating Station, 17 miles east of Reno, Nevada. The facility is expected to commence operations by June 2008. Estimated construction cost is approximately $420 million.
The company’s request was an amendment to its Integrated Resource Plan (IRP) originally filed in July 2004. The company is required to file an IRP every three years to identify and procure or construct adequate resources to meet its customers’ growing demands for electricity. The PUCN approval today also identified the Tracy Combined Cycle Project as a critical facility, allowing the company to receive an additional 1.5 percent return on equity for its investment in the plant.
“This new facility will provide much-needed efficient energy for northern Nevada which ultimately benefits all ratepayers,” said Roberto Denis, senior vice president of energy supply for Sierra Pacific Resources. “Our company will continue to identify and seek opportunities to bring a diversified mix of generation, including the development of renewable resources, to our state.”
Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries of Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
Forward-looking statement: These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk related to the construction of the plant, Sierra Pacific Power’s ability to access the capital markets to finance the construction on favorable terms, and obtaining required regulatory approvals for financing the construction. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events